                                                                    EXHIBIT 99.1

                COHU REPORTS FIRST QUARTER 2003 OPERATING RESULTS

POWAY, Calif., April 23, 2003 -- Cohu, Inc. (NASDAQ:COHU) today announced that sales were $31.1 million for the first quarter ended March 31, 2003 compared to $31.6 million for the first quarter of 2002 and $28.0 million for the fourth quarter of 2002. The net loss for the first quarter of 2003 was $1.4 million, or $.07 per share, compared to a net loss of $579,000, or $.03 per share for the first quarter of 2002 and a net loss of $566,000 or $.03 per share in the fourth quarter of 2002. In the quarter ended March 31, 2003, Cohu recorded pretax charges to operations totaling approximately $750,000 related to the consolidation of its Columbus, Ohio operations.

Orders for the first quarter of 2003 were $31.8 million compared to $28.1 million for the fourth quarter of 2002. Backlog was $31.3 million at March 31, 2003 compared to $30.6 million at December 31, 2002. First quarter 2003 sales of semiconductor test handling equipment accounted for 77% of total sales. Sales of television cameras and related equipment were 13% of sales and metal detection and microwave communications equipment contributed 10% of sales. Our March 31, 2003 backlog includes approximately $14 million of deferred revenue related to certain test handler products that have been shipped and are awaiting normal customer acceptance signoff. Some or all of this deferred revenue may be recognized in the second quarter of 2003. Consistent with prior quarters and as is common in the industry, the precise timing of customer acceptance is not known and as a result we are unable to reliably estimate Q2 revenue at this time.

James A. Donahue, President and Chief Executive Officer, stated, "Comments from IC manufacturers in their recent quarterly earnings releases suggest that we should not expect any significant change in business conditions for the next several quarters. Earlier this month, we announced plans to consolidate Delta Design's Littleton, Massachusetts operation into our Poway headquarters in connection with our efforts to operate cost effectively in this challenging environment. Donahue continued, "In March, Delta Design received Intel's Prestigious Preferred Quality Supplier Award. We are proud to be recognized by Intel for the third consecutive year. Our employees are doing a great job and I'm confident that the Company is in an excellent position to benefit when business conditions improve."

Certain matters discussed in this release including statements concerning Cohu's expectations of industry conditions and Q2 2003 operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; goodwill, investment and intangible asset writedowns, including possible writedowns that could adversely impact our 2003 operating results, due to impairment testing required by accounting standards; Cohu's ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; the effect of competitive products; the concentration of revenues in a limited number of customers; inventory write-downs; order cancellations; failure to obtain customer acceptance and recognize revenue; difficulties in integrating acquisitions and new technologies; and other risks addressed in Cohu's filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Wednesday, April 23, 2003 at 2:00 PM Pacific Time. A webcast and replay of the call can be accessed at www.cohu.com. For press releases and other information of interest to investors, please visit Cohu's website at www.cohu.com. Contact: John Allen - Investor Relations (858) 848-8106.

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COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

                                                              QUARTERS ENDED MARCH 31,
                                                              ------------------------
                                                                2003          2002
                                                              --------      --------
Net sales                                                     $ 31,079      $ 31,588
Cost and expenses:
 Cost of sales                                                  20,696        19,547
 Research and development                                        6,938         7,571
 Selling, general and administrative                             5,915         6,115
                                                              --------      --------
                                                                33,549        33,233
                                                              --------      --------
Loss from operations                                            (2,470)       (1,645)
Interest income                                                    700           766
                                                              --------      --------
Loss before income taxes                                        (1,770)         (879)
Income tax benefit                                                (400)         (300)
                                                              --------      --------
Net loss                                                      $ (1,370)     $   (579)
                                                              ========      ========
Loss per share:
 Basic                                                        $   (.07)     $   (.03)
 Diluted                                                      $   (.07)     $   (.03)
Weighted average shares used in computing loss per share:
 Basic                                                          20,912        20,620
 Diluted                                                        20,912        20,620
                                                              ========      ========

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

                                                     MARCH 31,  December 31,
                                                       2003         2002
                                                    --------     --------
Assets:
Current assets:
 Cash and investments                               $103,134     $107,184
 Accounts receivable                                  24,022       18,267
 Inventories                                          26,400       24,317
 Deferred taxes and other                             16,993       16,530
                                                    --------     --------
                                                     170,549      166,298
Note receivable                                        8,978        9,184
Property, plant & equipment, net                      33,018       33,770
Other assets, primarily goodwill                      12,451       12,551
                                                    --------     --------
    Total assets                                    $224,996     $221,803
                                                    ========     ========
Liabilities & Stockholders' Equity:
Current liabilities:
 Deferred profit                                    $  7,427     $  5,231
 Other current liabilities                            22,996       20,528
                                                    --------     --------
                                                      30,423       25,759
Deferred taxes and other noncurrent liabilities        5,947        5,950
Stockholders' equity                                 188,626      190,094
                                                    --------     --------
    Total liabilities & equity                      $224,996     $221,803
                                                    ========     ========